Exhibit 10.41

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

MASTER SUPPLY AGREEMENT

This MASTER SUPPLY AGREEMENT (this “Agreement”) is effective as of this April 1, 2021 (“Effective Date”) by and between J. STERLING INDUSTRIES LLC, a limited liability corporation, with offices located at 6825 Beatrice Drive, Kalamazoo, MI, 49009 (“Sterling”) and MOTUS GI HOLDINGS, INC., a Delaware corporation whose address is 1301 East Broward Boulevard, Fort Lauderdale, Florida 33301 (hereinafter referred to as “Motus”).

Recitals

WHEREAS, Sterling is engaged in the business of supplying certain products for medical devices; and

WHEREAS, Motus desires to retain Sterling to manufacture and supply for Motus the products designated on Exhibit A attached hereto subject to the terms and conditions set forth herein; and

WHEREAS, it is the intention of the Parties to establish this Agreement to govern the respective rights, duties and obligations of the Parties;

Agreement

NOW THEREFORE, in consideration of the mutual promises and benefits made and contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Definitions.

When used herein with initial capitalization, whether in the singular or in the plural, the following terms shall have the following meanings:

“Acquired Entity” shall mean any corporation or business entity which becomes a Motus Affiliate after the Effective Date of this Agreement.

“Affiliate” shall mean (a) any corporation or business entity fifty percent (50%) or more of the voting stock/ownership interests of which is, and continues to be, owned directly or indirectly by any Party hereto; (b) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock of any Party hereto; (c) any corporation or business entity under the direct or indirect control of such corporation or business entity as described in (a) or (b); or (d) in the case of Motus, any corporation or business entity that satisfies the criteria set forth in (a), (b) or (c) at any time during the Term of this Agreement.

“AH Categories of Intellectual Property” means, with respect to a Party, the Present Intellectual Property of that Party, the Independently Developed Intellectual Property of that Party, and the Project Intellectual Property.

“Applicable Requirements” means all applicable domestic and foreign federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, guidelines and regulations, applicable to Sterling and the Products provided under this Agreement. Without limiting the generality of the foregoing, “Applicable Requirements” means all rules and regulations applicable to the labeling, re-labeling, packaging, processing, assembly, record creation, record retention, record modification, record transmission (including by electronic means), storage, handling, transport (including exportation and importation of Products within the United States, or to or from the United States and any other country), and reporting of medical devices, and, as applicable, human cells, tissues or human cellular or tissue- based products (HCT/Ps, in accordance with 21 CFR 1271) in effect at a particular time and promulgated by the United States Food and Drug Administration (“FDA”) and any foreign agency or authority equivalent to the FDA, including without limitation 21 CFR 803 and 820 (the “Quality System Regulation”, “QS Regulation” or “QSR”), 21 CFR 11 (the “Electronic Records Regulation”), Quality Management System requirements of ISO 13485:2016, ISO 14001 and ISO 13485:2016 CAN/CSA (and any amendments thereto) and all other applicable legal and regulatory requirements, including, without limitation all requirements of the Canadian Medical Device Regulation, the Therapeutic Goods Administration, Medsafe (New Zealand regulatory authority), European Directives (including CE marking requirements) and Japan’s Pharmaceutical Affairs Law (PAL) and Ministerial Ordinance #169.

“Contract Year” shall mean each successive twelve (12) month period commencing on the Effective Date and on each anniversary thereof.

“EAU” shall mean the estimated annual usage of a Product, component or material.

“Independently Developed Intellectual Property” means, with respect to a Party, any and all Patents, inventions, copyrights, trademarks, trade secrets, know-how, and any other proprietary or confidential information invented, conceived, developed and/or reduced to practice after the Effective Date by such Party’s employee(s), consultant(s) or other agent(s), solely or jointly with a third party but without involvement by the other Party, or acquired by such Party.

“Initial Term” shall have the meaning set forth in Section 6.1.

“Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing.

“Medical Device” means any surgical endoscope designed, developed, manufactured, marketed or distributed by Motus that incorporates some or all of the Product(s).

“New Products” shall mean any Products that Sterling does not supply to Motus as of the Effective Date of this Agreement.

“Non-Conforming Products/Services” shall have the meaning set forth in Section 3.1.

“Packaging” shall mean bags, cases, cylinders, drums, pallets and other containers.

“Party” or “Parties” shall mean in the singular, either Motus or Sterling as context may so dictate, or in the plural, both Motus and Sterling.

“Patent(s)” means United States patent application(s) and foreign counterpart(s) thereof, and all United States and foreign patent(s) issued, or issuing therefrom, including any additions, continuations and continuations-in-part, divisions, reissues, renewals and extensions thereof.

“Present Intellectual Property” means, with respect to a Party, any and all Patents, inventions, copyrights and trademarks and identified as present intellectual property of that Party, as well as inventions, trade secrets, know-how and any other proprietary or confidential information controlled by such Party as of the Effective Date, which such Party is free to license hereunder, which directly and substantially relate to the Products or the design and development thereof.

“Pricing Schedule” shall mean the list of Prices that Sterling may charge Motus for the supply of Products, and as more fully described in the List of Products and Pricing Schedule attached hereto as Exhibit A.

“Motus’s Intellectual Property” means the design of the Products, all information related thereto and all information provided by Motus to Sterling in connection with or otherwise under this Agreement, regardless of medium, and all rights to patents, copyrights, trademarks, trade secrets, know-how, designs, formulae, trade names, labels, trade dress, literature, programs, advertising material or other documents, materials or information relating to the Products or the business operations of Motus or owned by Motus.

“Products” shall mean the products supplied by Sterling during the Term of this Agreement and as more fully described in the List of Products and Pricing Schedule attached hereto as Exhibit A.

“Purchase Order” shall mean a document (in hard copy or electronic form) that Motus may, from time to time, issue to Sterling after the Effective Date of this Agreement to specify the date of delivery and the amount of Products to be delivered to the Motus facility.

“Quality Agreement” shall have the meaning set forth in Section 7.3.

“Services” are Program Management, design engineering, prototyping, other non-recurring engineering charges, as well as any other services specified in a SOW.

“Signature” and “Electronic Signature” shall have the meaning set forth in Section 5.4. “Specifications” shall mean the document(s) and terms attached hereto as Exhibit B.

“Shipment” shall mean the time at which Products leave a Sterling facility.

“Term of this Agreement” shall have the meaning set forth in Section 6.1.

2. Supply, Delivery and Inventory.

2.1 General.

2.1.1 Products. During the Term of this Agreement, Motus grants to Sterling the right to manufacture the Products described on Exhibit A. Sterling shall make available to Motus those Products that are described in the List of Products and Pricing Schedule attached hereto as Exhibit A and shall supply those Products at such time specified by Motus and consistent with Section 2.3.1.

2.2 Purchase Orders and Invoices. Motus or its designee shall notify Sterling of its requirements for quantities of Products from time to time by submitting Purchase Orders to Sterling. Any and all Purchase Orders submitted by Motus or its designee for Products, and any and all invoices submitted by Sterling to Motus, shall be subject to the terms and conditions of this Agreement. NO ADDITIONAL OR DIFFERENT TERMS OFFERED BY MOTUS IN A PURCHASE ORDER, BY STERLING IN AN INVOICE, OR OTHERWISE, SHALL BE OR BECOME PART OF THIS OR ANY OTHER AGREEMENT BETWEEN MOTUS AND STERLING, AND ANY SUCH TERMS ARE HEREBY REJECTED, UNLESS SAID ADDITIONAL OR DIFFERENT TERMS ARE AGREED TO IN A WRITTEN AGREEMENT SIGNED BY MOTUS AND STERLING. IF THE TERMS OF THIS AGREEMENT CONFLICT WITH ANY RELATED DOCUMENTS INCLUDING A PURCHASE ORDER OR AN INVOICE, THE TERMS AND CONDITIONS OF THIS AGREEMENT CONTROL, UNLESS OTHERWISE AGREED TO IN WRITING BY THE PARTIES.

2.3 Delivery, Title and Risk of Loss.

2.3.1 Delivery. Unless otherwise specifically provided for in a Purchase Order, delivery shall occur Ex-Works Sterling’s facility located in Kalamazoo, MI (FCA, Incoterms 2020) and in accordance with the Specifications in Exhibit B. Sterling agrees to provide a numbered packing slip for Products delivered to Motus or its designee. At a minimum, Sterling’s packing slip will contain the following information: (a) Purchase Order number, (b) part number, (c) description of the Product(s) shipped, and (d) the quantity of Produces) shipped. Delivery of the Products is not complete until all of the Products comprising an order have been actually received, inspected, and accepted by Motus or its designee in accordance with Section 3 of this Agreement. Additional terms of acceptance, if any, are described in Exhibit B.

2.3.2 Title. Title shall pass concurrent with delivery as set forth in Section 2.3.1.

2.4 Packaging and Shipment.

2.4.1 General. Products shall be packed at no additional cost to Motus in accordance with the Purchase Order, the Specifications, Motus’s instructions, and good commercial practices. All articles comprising each shipment hereunder, shall, as of the date of such shipment comply with all applicable laws and the Specifications. Motus reserves the right to select the method of shipment. Unless otherwise agreed to in writing by the Parties, the Products shall be shipped to Motus or its designee within the applicable Production Lead Time Days specified on Exhibit A, as measured from the date of receipt by Sterling of the Purchase Order from Motus,.

2.4.2 Back Orders and Proof of Delivery. Sterling shall indicate any back-ordered items on packing slip and invoices. Signed proof of delivery does not constitute or imply that the contents of the boxes used for delivery contain all items ordered by Motus. Signed receipt acknowledges acceptance of number of specified boxes only and not the contents. Any subsequent order placed by Motus as a result of items missing from a delivered shipment must be first credited then re-billed.

2.5 Forecasting. Exhibit A sets forth Motus’s initial forecast (EAU) for its supply requirements for Products. Motus or its designee will provide Sterling with an updated [***] month EAU, as soon as Motus reasonably believes that the then-current EAU is not accurate. Such EAU shall be used for planning purposes only and shall not represent a binding obligation on behalf of Motus. Exhibit A may be updated from time to time by mutual agreement. Sterling will review supply requirements and maintain stocking levels as appropriate to the production lead time. Any inventory levels beyond three (3) months will be approved by Motus. Sterling will review the supply requirements on a monthly basis. Sterling will ship to meet Motus Product needs in accordance with any Purchase Order Release form provided to Sterling by Motus or its designee. Such stock will be rotated by Sterling on a first-in, first-out basis. Motus and Sterling may review and adjust inventory commitment levels as necessary but at a minimum on a quarterly basis.

2.6 Customer Support. Sterling agrees to provide a customer service representative (“CSR”) for daily contact and coordination of needs with Motus or its designee, at Sterling’s sole cost and expense. Such CSRs shall be responsible for placing orders, sourcing supplies, and processing returns and related account credits. Sterling shall, at its sole cost and expense, supply personnel to provide technical information support for the Products it represents.

2.7 Maintenance of Inventory

2.7.1 Sterling shall monitor and maintain inventory of Products (more specifically described in Exhibit A) at Sterling’s location to ensure continued Products availability and uninterrupted service to Motus. Upon request by Motus, Sterling shall provide an accurate report of off-site maintained inventory.

2.7.2 Inventory obligations. In the event of obsolescence of Product or expiration, or termination of this Agreement for any reason other than breach of this Agreement by Sterling, Motus will be responsible for purchasing Sterling’s Product inventory in stock with Sterling but not beyond the agreed upon inventory levels as noted in section 2.5. Motus’s responsibility to purchase Product inventory in accordance with the foregoing shall include Motus’s obligation to purchase stock of obsolete Product as a result of, among other things, discontinuations, product design changes, and lack of demand whereby Motus has failed to issue orders for Products for a period of [***] consecutive months; provided, however, that in all instances Motus’s obligations shall not exceed the Maximum Inventory Commitment. The foregoing obligations of Motus shall not apply to Product inventory ordered or purchased by Sterling following receipt of Motus’s notice of its intent to obsolete a Product or terminate or allow this Agreement to expire.

2.8 Design Services

2.8.1 Services. During the term of this Agreement, Sterling shall provide the Services identified in one or more Statements of Work signed by both Parties (each, a “SOW”), pursuant to the fee schedule attached hereto as Exhibit D. A SOW will detail the cost of Services to be provided and authorized out- of-pocket expenses. Each SOW will be automatically incorporated into this Agreement upon execution by authorized representatives of the Parties. The Parties may from time to time amend a SOW in writing, signed by authorized representatives of each party. A material change in a SOW may be subject to a corresponding change in the cost of the related Services, as agreed to by the Parties in writing. Sterling will periodically consult with a designated representative of Motus at mutually acceptable, prearranged times to keep Motus fully informed of the progress of each SOW.

2.8.2 Out-Of-Pocket Expenses. All out-of-pocket expenses, such as materials, travel, etc. incurred/procured by Sterling relating to the Services will be billed at cost plus a [***] service fee to Motus. Sterling will exercise, in its sole discretion, reasonable judgment with all expenses and will notify Motus in writing prior to incurring any cumulative expenses exceeding $[***]. Motus is responsible for notifying Sterling in writing if an additional SOW is required to ensure payment of associated out-of- pocket expenses.

3. Acceptance and Rejection of Products and Services.

3.1 Acceptance and Rejection Procedure.

3.1.1 Acceptance. Motus or its designee shall have thirty (30) days from delivery of the Products or Services to either: (a) accept the Products/Services; or (b) notify Sterling that it has delivered Non- Conforming Products/Services. Products or Services are “Non-Conforming” when the particular Products/Services do not meet the requirements set forth in the Specifications, this Agreement, an applicable SOW, any applicable Purchase Order or applicable warranties. In the event that Motus does not notify Sterling of non-conformity or non-compliance within such thirty (30) day period, then the Products/Services shall be deemed accepted.

3.1.2 Rejection and Replacement. In the event that Motus or its designee rejects the Products, Sterling shall, unless otherwise agreed to by the Parties, replace Non-Conforming Products at no cost to Motus.

4. Pricing and Changes.

4.1 Pricing. In full satisfaction for all Products provided by Sterling hereunder, Motus agrees to compensate Sterling according to the Pricing Schedule as set forth in Exhibit A. Services shall be billed pursuant to the prices as set out in Exhibit D unless otherwise indicated in a specific SOW. All prices are in United States Dollars.

4.2 Price Changes.

4.2.1 Prices. Subject to the provisions of Section 4.2.2 below, Sterling shall hold its prices on Products as set forth in the Pricing Schedule attached as Exhibit A. for the duration of the Initial Term of this Agreement.

4.2.2 Cost Variation. Notwithstanding Section 4.2.1. in the event of a cost increase or decrease in the either the raw materials and/or the purchased components used in the manufacture of the Products by an amount greater or less than [***], as measured from the cost at the Effective Date, then the affected Party will notify the other Party in writing (with supporting documentation) to request a cost variation in the price of the affected Products. The Parties will meet within 15 days to discuss cost variation and implementation date of the price increase/decrease, which will not be unreasonably delayed or denied.

4.2.3 New Products. Any New Products to be covered by this Agreement, and the pricing thereof agreed to by the Parties through the normal quote process, shall be documented in writing as an amendment to Exhibit A to this Agreement.

4.3 Taxes, Tariffs and Duties. Motus shall pay all sales, or use taxes, duties and tariffs due on the transactions hereunder or provide Sterling customary proof that the transactions are exempt from such taxes, duties and Tariffs. Invoices shall separately identify any taxes, duties and tariffs that are the responsibility of Motus hereunder (including value added taxes as exclusively net extra) and shall include either Sterling’s sales tax or use tax permit number. Sterling shall pay any other taxes and charges, including without limitation, assessments or fines arising from Sterling’s performance of the transactions under the Agreement. Sterling is solely responsible for taxes based upon Sterling’s net income and penalties or fees imposed due to failure to file or pay collected sales or use taxes, duties and tariffs and Sterling shall not be entitled to additional compensation in connection therewith. In all instances where Motus purchases Products using an Incoterm requiring importation by Motus, Motus shall have the sole and exclusive right to claim and apply for all duty drawbacks and Sterling shall reasonably assist Motus in making any such duty drawback claims.

4.4 Invoices. Sterling shall invoice Motus with Sterling’s shipment of Products or performance of Services with a complete, correct and audit worthy invoice within thirty (30) days of shipment. The invoice shall include, at a minimum, the following information:

4.4.1 Invoices for Products shall contain: (a) purchase order number, (b) part number(s), (c) lot number(s), if applicable, (d) description of the Produces) shipped, (e) quantity of the Product(s) shipped, (t) unit and extended price applicable, (g) date that the Product(s) shipped, (h) Sterling’s packing slip number, (i) any applicable taxes chargeable under Section 4.3: and (j) any extraordinary charges that have been approved by Motus. In addition, Sterling’s invoices for Products shall conform to the requirements specified in Exhibit B. Motus shall pay such invoices net within thirty (30) days of receipt of the invoice.

4.4.2 Invoices for Services shall be arranged by SOW number, and contain: staff name, staff type, date, hours and rate. Invoices that include out-of-pocket expense entries will detail: expense name, expense type, date and amount. Sterling will provide Motus with scanned copies of original receipts. Motus shall pay all such invoices net within forty-five (45) days of receipt of the invoice. Payment hereunder shall represent full and complete compensation for all obligations assumed by Sterling under this Agreement and for all inventions, improvements and copyright or patent rights assigned to Motus as more fully set forth in Section 9. Sterling may delay any shipment or place any shipments on COD when any invoice is past due.

5. Electronic Commerce.

5.1 Availability. Motus shall communicate with Sterling to develop appropriate electronic commerce services as may be appropriate.

5.2 Proper Receipt. Transmissions shall not be deemed to have been properly received, and no transmission shall give rise to any obligation, until accessible, during regular business hours of the receiving Party, to the receiving Party at such Party’s receipt device.

5.3 Garbled Transmissions. If any properly initiated transmission is received in an unintelligible or garbled form, the receiving Party shall promptly notify the originating Party in a reasonable manner. In the absence of such notice, the originating Party’s records of the contents of such transmission shall control.

5.4 Signatures. Each Party shall adopt and notify the other Party of its electronic identification consisting of symbol(s) or code(s) which will be affixed to or contained in each transmission by such Party and which shall act as its signature (“Signature”). Each Party agrees that any Signature of such Party affixed to or contained in any transmission shall be sufficient to verify that such Party originated such document. Neither Party shall disclose to any unauthorized person the Signatures of the other Party, except as required by law, court or administrative body.

5.4.1 Electronic Signatures. With regard to any Electronic Signatures, Sterling shall comply with all applicable provisions of 21 CFR Part 11 Subparts A and C including, without limitation, ensuring the uniqueness of Electronic Signatures; basing Electronic Signatures upon biometrics or use of at least two distinct identification components, such as an identification code and password, that are periodically checked or revised; following loss management procedures to electronically de authorize lost, missing, stolen, or otherwise potentially compromised devices that bear or generate identification code or password information; initial and periodic testing of such devices; and using transaction safeguards to detect, report, and prevent unauthorized use of passwords or identification codes.

5.5 Verification. Upon proper receipt of any transmission (except a confirmation), the receiving Party shall promptly and properly transmit a confirmation in return. A confirmation shall constitute conclusive evidence a transmission has been properly received, however, such confirmation will not be construed as acceptance of the accuracy of the data contained in the transmission.

5.6 System Operations. Each Party at its own expense, shall provide and maintain the equipment, software services and testing necessary to effectively and reliably initiate and receive transmissions.

5.7 Security Procedures. Each Party shall properly use such security procedures that are reasonably sufficient to ensure that all transmissions are authorized and to protect its business records and data from improper access.

5.8 Binding Commercial Transactions. Any commercial transaction properly transmitted pursuant to this Agreement shall be considered to be a “writing” or “document in writing”; and any such transmission when containing, or to which there is affixed, a Signature shall be deemed for all purposes (a) to have been “signed” and (b) to constitute an “original” when printed from electronic files or records established and maintained in the normal course of business.

6. Term and Termination.

6.1 Term. Unless earlier terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end five (5) years after the Effective Date (“Initial Term”); provided however, that this Agreement shall remain in effect with respect to any Purchase Order then in effect at the time of such termination until performance thereunder is completed to the satisfaction of Motus, unless or until such Purchase Order is itself terminated as herein provided. This Agreement may be extended upon the mutual written agreement of the Parties for additional terms of one (1) year and for a total of five (5) one-year extensions. The Parties agree to confer at least one hundred eighty (180) days prior to the expiration of the initial or any renewal term regarding their intention to execute an extension. The Initial Term of this Agreement and any extensions thereof are referred to as the “Term” in this Agreement. All references in this Agreement to “Term of this Agreement” shall include both the Initial Term and any extensions thereof.

6.2 Termination.

6.2.1 Termination for Breach. Either Party may terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice thereof. Material breaches shall include, but are not limited to: (a) the filing of bankruptcy, receivership or similar proceeding due to insolvency (voluntarily or involuntarily); (b) dissolution, liquidation, or other discontinuation of all or a significant part of the other Party’s business operations or the threat to cease to carry on all or a significant part of it business operations; (c) material adverse change in the other Party’s financial condition or failure to meet any of its debt obligations when due; (d) any unapproved assignment of or repeated non-performance of Sterling’s obligations under this Agreement; (e) any breach of a Party’s representations and warranties. Any termination effected pursuant to this Section 6.2.1 shall be deemed effective as of the date specified in the notice of termination.

6.2.2 Consequences of Termination. Upon termination of this Agreement, Sterling shall immediately cease all work, cease to represent itself as providing Products to Motus and shall deliver to Motus: (a) a report describing Purchase Orders/SOWs outstanding as of the date of termination; (b) all Motus Confidential Information in its possession; and (c) all work product, including, but not limited to, programs, reports, data, flow diagrams, materials and all work in process, in whatever state of development they may exist on the date of termination. Upon delivery and receipt of the above, Motus shall pay Sterling, within 45 days of termination, for the Products and Services delivered to and accepted by Motus including inventory obligations as set forth in Section 2.7.2 as of the date of termination, at the applicable prices under the terms of this Agreement.

6.3 Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 15, 17, 18, 19, 20 and 21 hereof shall survive the expiration or termination of this Agreement and shall be binding to the respective successors, assigns, subsidiaries, or Affiliates of the Parties.

7. Representations and Warranties.

7.1 Compliance with Applicable Requirements. Sterling represents and warrants that all materials and equipment used by Sterling shall meet the Motus Specifications and shall be used as directed by the manufacturer thereof. Sterling further represents and warrants that Products manufactured and supplied by it to Motus (a) shall conform to the Specifications, (b) shall not be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act, as amended from time to time (the “Act”), and (c) shall be manufactured, inspected and supplied in accordance with the Applicable Requirements. Sterling will cause its suppliers to undertake such quality control and inspection procedures as set forth above. Sterling further agrees that it will be responsible for the foregoing warranties with respect to sales made by Motus to its customers and that it will replace at no charge any Product that is found to be defective within the warranty period indicated in Section 7.4. Sterling further agrees to provide and to cause its suppliers to provide Motus with any manufacturing data that Motus may at any time be required to submit to the FDA, Health Canada, Therapeutic Goods Administration, Medsafe, all European Competent Authorities or any other applicable regulatory body.

7.2 Compliance with Materials Declaration Requirements. Sterling represents and warrants that Sterling and any Sterling facility, equipment, employees, sub-suppliers, and agents shall comply with Materials Declaration Requirements as applicable at all times during its performance under this Agreement.

7.3 Quality Assurance Requirements. Contemporaneously with the execution of this Agreement, Sterling and Motus are entering into an agreement with respect to quality assurance in the provision of the Products the terms of which are incorporated herein and made a part hereof by reference (the “Quality Agreement”) [The parties will exchange and review template quality agreements]. Sterling represents and warrants that Sterling and any Sterling facility, equipment, and employees shall at all times comply with and provide all Products set forth in this Agreement in accordance with the Quality Agreement.

7.4 Limited Warranty.

7.4.1 Products. Sterling warrants to Motus that all Products shall: (i) be of merchantable quality, (ii) be free from latent and patent defects in material and workmanship; and (iii) comply with the requirements of this Agreement, including all drawings, and Specifications. The foregoing warranties does not cover and specifically excludes claims resulting from normal wear and tear, misuse, abuse, and uses by a party other than Sterling or its permitted sub-contractors exceeding Specifications. Sterling further warrants the Products and all rights thereto (other than the Intellectual Property rights of Motus) are owned by Sterling prior to shipment and that the Products are free and clear of all liens, security interest, and encumbrances or other adverse claims against title. The warranty in (ii) shall be limited in time to twelve (12) months after Product acceptance by Motus.

7.4.2 Services. Sterling shall perform the Services in accordance with the generally accepted practices of similar professionals performing similar services at the time the Services are performed for Motus.

7.5 Limitation of Liability, Disclaimers of Warranties. WITH THE EXCEPTION OF CLAIMS ARISING UNDER GROSS NEGLIGENCE AND WILLFUL MISCONDUCT AND THE CONFIDENTIALITY AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, BOTH PARTIES HEREBY AGREE THAT REGARDLESS OF THE FORM OF ANY CLAIM, EITHER PARTY’S LIABILITY FOR ANY DAMAGES TO THE OTHER PARTY SHALL NOT EXCEED $1,000,000 (ONE MILLION DOLLARS). EXCEPT FOR THE WARRANTIES EXPRESSLY AND SPECIFICALLY DESCRIBED IN THIS AGREEMENT, THERE ARE NO WARRANTIES EXPRESSED OR IMPLIED AND ALL SUCH OTHER AND ADDITIONAL WARRANTIES ARE EXPRESSLY AND SPECIFICALLY DISCLAIMED. WITH THE EXCEPTION OF CLAIMS ARISING UNDER GROSS NEGLIGENCE AND WILLFUL MISCONDUCT AND THE CONFIDENTIALITY AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO, BREACH OF WARRANTY, NEGLIGENCE, OR OTHER TORT, SHALL EITHER PARTY BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.6 No Infringement or Misappropriation. Sterling further represents and warrants that, to the extent not reliant upon a Motus design, the Products do not and will not violate, infringe, or misappropriate any Intellectual Property Right or proprietary right of any third party anywhere in the world, nor has any claim of such infringement been threatened or asserted.

7.7 Proper Authority. Sterling and Motus each represent to the other that the execution, delivery and performance of this Agreement by such Party: (a) has been duly authorized by all necessary corporate action; (b) does not conflict with, or result in a material breach of, the articles of incorporation/organization or bylaws/operating agreement of such Party, and any material agreement by which such Party is bound, or any law, regulation, rule, judgment or decree of any governmental instrumentality or court having jurisdiction over such Party; and (c) this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party enforceable in accordance with its terms.

7.8 Communications with FDA and other Notified Bodies. Sterling represents and warrants that, notwithstanding anything to the contrary in this Agreement, Sterling shall not initiate nor participate in any communications with the United States Food & Drug Administration (“FDA”) or and other Notified Bodies concerning the subject matter hereof without the express prior written consent of Motus. Notwithstanding the foregoing, Sterling may communicate with the FDA, or other Notified Body, without Motus’s prior written consent in the event such communication is expressly required by applicable federal law, rule or regulation. When legally permissible and practicable, Sterling shall use reasonable efforts to consult with Motus prior to any such communications.

7.9 Warranties Cumulative. The warranties provided herein are cumulative. During the Term of this Agreement, if Sterling’s representations in this Section 7 become untrue for any reason, then Sterling shall promptly notify Motus of the circumstances that have made such representation(s) untrue.

8. Confidential Information. The Parties acknowledge and agree that they are bound by that certain Non-Disclosure Agreement, dated as of October 5, 2020, by and between Sterling and Motus (“2-Way NDA”), - and each shall comply in all respects with the terms and conditions of the NDA during the Term of this Agreement (and thereafter as set forth in the terms thereof).

8.1 Ownership: No Rights Granted. Unless otherwise set forth in this Agreement, Confidential Information and all embodiments thereof are the sole property of the Disclosing Party and no license or conveyance of any right under discovery, invention, patent, copyright, trade secret or other proprietary right that is owned or controlled by the Disclosing Party is granted to the Receiving Party under this Agreement, other than the limited right to use the Disclosing Party’s Confidential Information to perform this Agreement.

9. Intellectual Property: Tooling and Equipment.

9.1 Licenses.

9.1.1 Sterling hereby grants to Motus a fully-paid, royalty-free, exclusive worldwide license, without the right to sublicense (except to Motus Affiliates and as expressly provided herein), under All Categories of Intellectual Property of Sterling solely for the purposes of making, having made, distributing and selling the Medical Device as contemplated in this Agreement. Motus shall be responsible for compliance by its sublicensees with the terms of this Agreement. For the avoidance of doubt, the license granted to Motus herein is exclusive only to the extent necessary for Motus to perform its obligations under this Agreement with respect to the Medical Device.

9.1.2 Motus hereby grants to Sterling a fully-paid, royalty-free worldwide license, without the right to sublicense (except to Sterling Affiliates and as expressly provided herein), under All Categories of Intellectual Property of Motus solely for the purpose of making and having made the Products for incorporation into the Medical Device as contemplated in this Agreement. Sterling shall be responsible for compliance by its sublicensees with the terms of this Agreement. For the avoidance of doubt, the license granted to Sterling herein is solely to the extent necessary for Sterling to perform its obligations under this Agreement with respect to the Products.

9.1.3 Sterling acknowledges and agrees that (i) the Products are and shall be the sole and exclusive property of Motus, (ii) hereby irrevocably transfers and assigns to Motus any and all of its right, title and interest, inclusive of intellectual property and proprietary rights, if any, in and to the Products, as well as any improvements or modifications to the Products as well as any All Categories of Intellectual Property of Motus, (iii) Motus shall have the sole right to determine the treatment of the Products, including the right to keep any of the same as a trade secret, to file and execute patent applications on it, to use and disclose it without prior patent application, to file registrations for copyright or trademark on it in its own name, or to follow any other procedure that Motus deems appropriate, and (iv) Sterling shall take all reasonable steps to acknowledge such ownership and assign any interest it may have in the Products and All Categories of Intellectual Property of Motus in which it has any interest.

9.1.4 Except as otherwise expressly provided in this Agreement, neither Party shall have any license or other right to use the Present Intellectual Property or Independently Developed Intellectual Property of the other Party.

9.1.5 The licenses granted above in this Section 9 shall continue for so long as this Agreement remains in full force and effect.

9.2 Patent Issues.

9.2.1 Motus and Sterling each shall have the right, in its sole discretion and at its own expense, to control the preparation, prosecution, and maintenance of Patents covering its Present Intellectual Property and Independently Developed Intellectual Property and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such Patents. Each Party shall inform the other Party at reasonable regular intervals, or at such other Party’s reasonable request, about the status of any such Patents which are licensed to the other Party hereunder.

9.2.2 Motus shall be responsible for the preparation, prosecution and maintenance of Patents covering Intellectual Property arising from any joint activities of the Parties in connection with the development and manufacture of the Products (“Project Intellectual Property”) and to select all patent counsel or other professionals to advise, represent or act for the Parties in all matters relating to such Patents. Sterling shall cooperate and provide reasonable assistance to Motus to facilitate Patenting or Patent maintenance, and all patent expenses shall be borne by Motus (“Patent Expenses”). For all Patent applications on which the Parties cooperate in such fashion, Motus shall provide Sterling with copies of all documents and correspondence associated with the preparation and prosecution of such Patents at least fifteen (15) days prior to filing to enable Sterling to provide comments thereon.

9.2.3 If Motus or Sterling is threatened with suit or sued by a third party for intellectual property infringement because of activities in connection with the Project Intellectual Property, or in connection with the development, processing and/or distribution of Products or the Medical Device, the Party which has been threatened with suit or sued shall promptly notify the other Party in writing of such event. Motus and Sterling agree to take whatever action Motus deems appropriate in connection with such claim or suit.

9.2.4 If Motus or Sterling is threatened or sued by a third party for intellectual property infringement because of activities in connection with the Present Intellectual Property or Independently Developed Intellectual Property of any Party, then the Party which has been threatened with suit or sued shall promptly notify the other Party in writing of such event. The Party whose intellectual property is involved shall be responsible for defending such suit including, inter alia, (a) controlling the defense of such suit and/or (b) maintaining responsibility for the cost of such defense, including attorneys’ fees.

9.2.5 In the event that Motus or Sterling learns of any third party infringement or misappropriation or suspected infringement or misappropriation (hereinafter “infringement”) of any Intellectual Property of any Party, such Party, as the case may be, shall promptly notify the other Party of such infringement.

9.2.6 Upon the distribution of any Medical Device, the Parties agree to mark any such product in accordance with the patent Laws of the United States and/or any foreign country where such marking is required or desirable.

9.3 Tooling and Equipment. Equipment, design, tools, jigs, dies, fixtures, templates, patterns, drawings, and other information and things (herein collectively, the “Tools”) paid for or furnished by Motus shall be Motus’s property and Sterling shall not encumber or dispose of them in any way. Sterling shall maintain such Tools in good working condition. The Tools shall be used exclusively for Sterling’s performance of its obligations hereunder. To the extent any equipment owned by Motus is placed at Sterling’s facility to be used in connection with Sterling’s performance of its obligations hereunder, in addition to the foregoing terms and conditions, such equipment and Sterling’s use thereof shall also be subject to the terms and conditions set forth in Exhibit C.

9.4 Disclosure. Sterling, warranting that it has the right to do so, agrees to disclose promptly, and to cause its employees, subcontractors, agents, or other representatives performing under this Agreement to disclose promptly, to Motus any enhancements, additions, or improvements, to Motus’s Intellectual Property discovered, made, and/or conceived by Sterling and/or by any such employees, subcontractors, agents or other representatives, either alone or jointly with others, both: (a) during the Term of this Agreement or within twelve (12) months thereafter and (b) in the course of or as a result of Sterling’s performance under this Agreement or as a result of the information revealed directly or indirectly by Motus or its Affiliates.

9.5 Copyrights. Where applicable, Sterling agrees that all original works of authorship prepared by or for Sterling in the performance for Motus under this Agreement shall be works made for hire, and Motus shall own such works and all copyrights therein. For any original works of authorship prepared by or for Sterling in the performance of this Agreement that, under the copyright laws of the United States, may not be considered works made for hire. Sterling agrees to do everything reasonably necessary to enable Motus or its nominee to protect its rights in such works.

9.6 No Conflicts. Sterling represents that it is not now under any obligation to assign inventions, which obligation would conflict with those contained in this Section 9 and Sterling agrees not to enter into any such conflicting agreements or arrangements during the Term of this Agreement.

10. Indemnification & Insurance.

10.1 Indemnity.

10.1.1 Indemnification by Sterling. Sterling shall defend, indemnify and hold harmless Motus and its Affiliates and other subsidiaries, and its and their shareholders, officers, directors, employees, agents, successors, and assigns from and against any and all liabilities, claims, suits, actions, losses, costs, reasonable attorneys’ fees and expenses, judgments or damages (“Claims”), resulting or arising (directly or indirectly) from Sterling, its Affiliates or other subsidiaries, or its or their shareholders, officers, directors, employees, agents, successors, assigns, representatives, contractors, subcontractors or invitees performance (or failure to perform) hereunder, including: (a) infringing, misappropriating or violating any patent, copyright, trademark, trade secret or any other intellectual property or proprietary right; (b) acts, omissions, negligence, misconduct, or dishonesty in connection with the performance hereunder or any defect in Products; (c) breach of a representation, warranty and/or covenant, or failure to perform its obligations hereunder; (d) violating any federal or state law, regulation, statute or ordinance including but not limited to the transportation, handling, disposal or processing of regulated materials; (e) failure to comply with the confidentiality obligations set forth herein; (f) any loss or damage to persons (including death) or property, to the extent caused by any act or omission of Sterling or, where applicable, by its employees, agents, representatives, subcontractors or invitees; (g) a claim of any lien, security interest or other encumbrance made by a third party, (h) recalls associated with Products and required under the Quality Agreement to the extent they relate to a design, material, manufacturing, sterilization or packaging defect in a Product and not a Product-design requirement or Specification of Motus or (i) any Products lost by libel, condemnation or recall arising from or related to actions and proceedings brought by a government agency. Sterling’s liability under this Section 10.1.1 shall be reduced to the extent that Sterling demonstrates, by a preponderance of the evidence, that any portion of such Claims were caused by the negligence or culpability or willful misconduct of Motus or by the failure of Motus to perform its duties under this Agreement.

10.1.2 Indemnification by Motus. Motus shall defend, indemnify and hold harmless Sterling and its Affiliates and other subsidiaries, and its and their shareholders, officers, directors, employees, agents, successors, and assigns from and against any and all Claims, resulting from Motus, and/or its Affiliates, and other subsidiaries, and its and their shareholders, officers, directors, employees, agents, successors, assigns, representatives, contractors, subcontractors or invitees performance (or failure to perform) hereunder, including: (a) Motus’s required Product design or Specifications infringing, misappropriating or violating any patent, copyright, trademark, trade secret or any other intellectual property or proprietary right; (b) acts, omissions, negligence, misconduct, or dishonesty in connection with the performance hereunder; (c) breach of a representation, warranty and/or covenant, or failure to perform its obligations hereunder; (d) violating any federal or state law, regulation, statute or ordinance; (e) failure to comply with the confidentiality obligations set forth herein; (f) any loss or damage to persons (including death) or property, to the extent caused by any act or omission of Motus or, where applicable, by its employees, agents, representatives, subcontractors or invitees. Motus’s liability under this Section 10.1.2 shall be reduced to the extent that Motus demonstrates, by a preponderance of the evidence, that any portion of such Claims were caused by the negligence or culpability or willful misconduct of Sterling or by the failure of Sterling to perform its duties under this Agreement.

10.2 Indemnification Process. With respect to any third-party claims, the indemnified Party shall give the indemnifying Party prompt written notice of any third-party claim and cooperate with the indemnifying Party at the indemnifying Party’s expense. The indemnifying Party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the indemnified Party within thirty (30) calendar days of the first receipt of such notice. The indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party. The indemnifying Party shall not, without the prior written consent of the indemnified Party not to be unreasonably withheld, agree to the settlement, compromise or discharge of such third-patty claim.

10.3 Intellectual Property. Notwithstanding Motus’s indemnification rights under Section 10.1.1, in the event any Products provided under this Agreement are held or likely to be held to constitute an infringement, misappropriation, or violation, Sterling shall, at its expense, first use reasonable and prompt efforts either (a) to procure for Motus the right to continue to use such Products; or (b) to modify the Products so that they are non-infringing and of at least equivalent performance and functionality; or (c) upon adequate showing to Motus that both of the foregoing options are not commercially feasible, provide functionally equivalent replacement Products, or offer to reimburse Motus’s cost of doing so.

10.4 Insurance. The parties shall cooperate in good faith to each maintain a primary and noncontributing products liability (bodily injury and property damage) insurance with a combined single limit for bodily injury and property damage per occurrence in an equal amount, with the following coverage amounts: $[***] per incident. Such insurance shall have provision for at least thirty (30) days prior written notice to the other party in the event of cancellation or material reduction of coverage. Each party shall provide evidence of such coverage to the other, and subsequently, shall have the right to request and receive satisfactory evidence of continued insurance coverage from the other. In the event of nonpayment of premiums or other lapse of coverage, each party shall have the right to maintain such insurance coverage on the lapsed party’s behalf and at the lapsed party’s expense.

11. Independent Contractor.

11.1 Relationship of the Parties. Sterling shall perform this Agreement as an independent contractor, and Sterling is not an employee, agent, partner or representative of Motus. Sterling shall conduct its business under its own name as an independent contractor, and is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of Motus. It is agreed that any person employed by Sterling to perform hereunder shall not be deemed to be an employee of Motus, and Sterling and Sterling’s employees, suppliers, subcontractors, agents or representatives shall not be, or represent themselves to be, officers, employees, agents or representatives of Motus and shall not bind, or attempt to bind, Motus to any agreement, liability or obligation of any nature.

12. Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party, its successors and assigns. No Party shall have power to assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld or delayed, except that any Party may assign this Agreement to any person or entity who acquires all or substantially all of its assets, or who acquires a majority of its voting interests, or with whom it is merged, provided that the surviving entity must agree to be bound to the terms and conditions of this Agreement.

13. Permits. Sterling confirms that prior to its performance under this Agreement, Sterling holds and maintains, or will hold and maintain, all registrations, licenses, certificates, permits, approvals and authorizations and shall obtain all inspections required by any government agency throughout the Term of this Agreement to the extent applicable to the manufacture, inspection, transportation or supply of the Products hereunder. Sterling agrees to obtain and maintain any registrations or licenses that may be required for its performance in the future. Sterling shall assist Motus in obtaining additional permits and licenses that may be required by law to be issued in Motus’s name.

14. Force Majeure.

14.1 Force Majeure Events. In the event that either Party is unable to perform any of its obligations under the Agreement, or to enjoy any of its benefits because of an unforeseen and unanticipated event such as, fire, flood, natural disaster, riot, civil commotion, terrorism, sub-contractor/supplier bankruptcy, action or decrees of governmental bodies (a “Force Majeure Event”), the Party who has been so affected shall immediately give written notice to the other Party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended. If the period of nonperformance exceeds ninety (90) days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may by giving written notice terminate the Agreement. Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events. Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event. As applied to this Section 14 and to determine whether an event is wholly beyond control of a Party, strikes, slowdowns or other labor related delays are not Force Majeure Events. A period of Force Majeure or other event causing inability to perform shall be deemed to commence on the date that the event of Force Majeure or other such event first occurs.

14.2 Exceptions. Notwithstanding the provisions set forth in Section 14.1, a Force Majeure Event shall not include any governmental action of an enforcement nature that arises from or relates to Sterling’s failure to comply with any federal, national, state, provincial, or local law, statute, regulation or ordinance applicable to Sterling’s performance hereunder or Sterling’s manufacture, storage or handling of materials associated with such performance.

15. Governing Law; Dispute Resolution: Waiver of Jury. The validity and interpretation of this Agreement and the legal relations of the Parties hereto shall be governed by the laws of the State of Delaware of the United States, without regard to its rules governing conflicts of law. In the event of a dispute between the parties relative to this Agreement or any transactions concluded hereunder, the parties shall first use good faith efforts to amicably arrive at a settlement acceptable to both parties. If, however, a settlement cannot be reached within a reasonable time after such dispute arises (not to exceed 60 days from receipt of written notice of the dispute), the parties agree that any legal action based upon such a dispute or any claims arising out of this Agreement shall be exclusively brought before and decided by the courts located within the State of Delaware. This Agreement shall not be governed by the United Nations Convention for the Sale of International Goods. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING FROM OR RELATING TO THIS AGREEMENT.

16. Country of Origin. Sterling shall maintain and provide copies to Motus of a listing accurately specifying the country of origin of each Product to be supplied under this Agreement. The initial country of origin for the Products is set forth in Exhibit A, and pursuant to Exhibit B, each invoice shall set forth the country of origin for Products included in each shipment. Sterling shall provide not less than sixty (60) days’ advance written notice to Motus of any sourcing decision resulting in a change of the country of origin of any item to be supplied pursuant to this Agreement. Sterling shall immediately update the required listing and provide a copy of a current and complete listing to Motus whenever any item to be supplied pursuant to this Agreement has a change in country of origin or a new item is added to the scope of this Agreement. For purposes of this Section 16 and Exhibits A and B, the term “country of origin” shall be interpreted consistent with the “substantial transformation test” (i.e., transforming an article into a new and different article of commerce, with a name, character, or use distinct from the original article).

17. Records and Inspections.

17.1 Records. Sterling shall keep complete and systematic written records of all Products and Services purchased by Motus. Such records shall include records specific to Motus transactions (i.e. Purchase orders, SOWs, invoices, shipping documents) of a financial nature (including records for compliance with federal, state and local law) and such other documentation pertaining to Sterling’s performance under this Agreement, and Sterling shall preserve all such records until seven (7) years from creation of the record. During the Term of this Agreement and for seven (7) years thereafter, Motus shall have the right to inspect copy and audit such records during Sterling’s regular working hours. Sterling shall fully cooperate in any such inspection or audit of its records.

17.2 Control & Security Compliance. Upon fifteen (15) business days’ notice to Sterling and during normal business hours, Motus shall be permitted to audit, inspect and/or verify relevant Sterling’s operations and other areas of Services to confirm that (a) Sterling is maintaining controls and security measures specific to Sterling’s fulfillment of its obligations to Motus pursuant to this Agreement (b) billings to Motus are correct, (c) reports relating to Sterling’s performance are complete and accurate, (d) records relating to placed equipment are accurate, complete, valid and appropriately maintained, and (e) proof of shipping are accurate, complete and valid (“Inspection(s)”).

17.3 Nature of Inspection. Motus shall clearly state the nature of the Inspection being requested. Such Inspections shall be limited to information that relates directly to Sterling’s fulfillment of its obligations pursuant to this Agreement. Motus may conduct Inspections itself or with the assistance of a third party organization acceptable to Sterling, provided that the third party organization executes confidentiality agreement reasonably acceptable to Sterling, at Motus expense, as appropriate. Inspections may be made as frequently as Motus reasonably deems appropriate. All Inspections will be performed in a manner and frequency intended to minimize disruption to the Parties’ respective businesses.

17.4 Access. Sterling shall provide to Motus and its respective auditors (including internal audit staff), inspectors, regulators, consultants and other representatives (collectively “Inspectors”) as Motus may from time to time designate in writing, reasonable access: (a) Sterling’s facilities (and subcontractor facilities to extent applicable) where the Product manufacturing and/or operations are being performed; (b) Sterling’s personnel and subcontractors performing any operations hereunder; (c) documents, data and records related to the performance of Sterling’s obligations hereunder; and (d) operational or security audit reports and findings including remediation plans in the possession of Sterling relating to any of its operations related to the Products. Sterling shall provide such access to Inspectors upon reasonable written notice (not less than 72 hours in advance) by Motus during regular business hours, provided that all such persons adhere to Sterling’s security and safety policies and have executed a confidentiality agreement reasonably acceptable to Sterling. Upon request by Motus and with Sterling’s prior consent, not to be unreasonably withheld, delayed or conditioned, Sterling will assist and cooperate with Motus Inspectors in connection with Inspection functions, including the review and/or timely remediation of audit issues. Such cooperation shall extend to regulatory compliance pertaining to the Sarbanes Oxley Act of 2002.

19. Notices.

All notices hereunder shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid or (iii) by overnight courier service to the following addresses of the respective Parties:

If to Sterling:	J Sterling Industries LLC 6825 Beatrice Drive Kalamazoo, MI, 49009
ATTN: David Van Slingerland

If to Motus:	Motus GI Holdings, Inc.
1301 East Broward Boulevard
Fort Lauderdale, Florida 33301
ATTN: Mark Pomeranz, COO

Notices shall be effective upon receipt. A Party may change its address listed above by notice to the other Party.

20. Miscellaneous.

20.1 Remedies. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

20.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement or Amendments hereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or Amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.

20.3 Waiver: Modification of Agreement. Waiver of any breach under this Agreement shall not constitute waiver of any other breach of the same or any other provision. Acceptance of any items or payment therefor shall not waive any breach. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties.

20.4 Headings. The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.5 Severability. In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.6 Exhibits. Exhibits described below and attached hereto are incorporated into this Agreement wherever referenced.

Exhibit A	List of Products and Pricing Schedule

Exhibit B	Specifications

Exhibit C	Equipment Placement Terms

Exhibit D	Fees for Services

21. Entire Agreement. This Agreement, including any documents referred to herein and any exhibits attached hereto, are incorporated herein by reference and constitute the entire agreement between the Parties, and there are no other representations, warranties, covenants or obligations except as set forth in this Agreement and the signing by both Parties shall cause this Agreement to be valid on the Effective Date. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the Parties, relating to any transaction contemplated by this Agreement (including any confidentiality agreement(s) entered into by the Parties or their Affiliates for the purposes of effectuating this Agreement). No course of dealing or usage of trade shall be used to modify the terms hereof. This Agreement is the product of negotiations between the Parties, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party due to its actual role in the preparation or drafting hereof by reason of ambiguity in language and/or rules of construction against the drafting Party or similar doctrine. The documents referred to herein and attached hereto shall be read together with this Agreement to determine the Parties’ intent. In the event of a conflict between or among such documents, the documents shall govern in this order: (1) this Agreement; (2) the Specifications; and (3) a Purchase Order/SOW, unless specifically otherwise stated in document signed after the date of this Agreement by both Parties.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized corporate officers or representatives as of the date first above written.

MOTUS GI HOLDINGS, INC.		J. STERLING INDUSTRIES LLC.

By:	/s/ Mark Pomeranz	By:	/s/ David Van Slingerland
Name:	Mark Pomeranz	Name:	David Van Slingerland
Title:	Chief Operating Officer	Title:	Chief Executive Officer

EXHIBIT A

LIST OF PRODUCTS AND PRICING SCHEDULE

[***]

EXHIBIT B

SPECIFICATIONS

1. Product Specifications. All Specification references include and incorporate the most current revision level from which Product is to be manufactured. All applicable Specifications references will be incorporated on each approved Motus Purchase Order for Product.

[***]

2. Delivery Acceptance Specifications.

As stated in Sections 2.3and 3.1 of this Agreement.

3. Packaging and Shipment Specifications. The Parties will agree whether the packaging and shipment specifications described below is appropriate on a Product by Product basis. In the event that the Parties agree to initiate international shipments, the following shall apply:

●	Advise Motus in advance of any shipments destined for Motus by sending an e-mail notification to [***]
●	Marking- ensure that goods sold to Motus for import into the United States are marked legibly and permanently with their country of origin, as directed by Motus.
●	Packing Materials - ensure that any wood packing material complies with the “International Standards for Phytosanitary Measures: Guidelines for Regulating Wood Packaging Material in International Trade” (ISPM No. 15) and is appropriately stamped.
●	Special Programs- do not indicate the use of any special trade program (e.g., NAFTA, GSP, 9801U.S. Goods Returned, etc.) without prior instructions from Motus to do so.

4. Warranty.

Sterling’s warranty as described in the Agreement shall be for the period of thirty-six (36) months after Product acceptance at Motus.

5. Invoices. For circumstances of foreign trade that require a customs declaration. Sterling shall submit commercial invoices that shall conform to the requirements specified below. The commercial invoice shall act as the customs declaration form.

5.1 Every invoice must include and conform to the requirements on the attached Commercial Invoice Requirements Checklist attached to this Exhibit B as Schedule 1.

5.2 Also include the following on every invoice:

(i)	Purchase Order number or another unique transaction identifier if no Purchase Order number is involved.
(ii)	All values relating to the goods, including unit price of goods, total price of goods, packing costs and freight charges.
(iii)	Accurate county of origin information. Note: Country of origin is (1) the county of growth, manufacture, or production; or (2) for goods subject to multi-country production, the last country in which a substantial transformation occurs. For goods exempted from NAFTA countries, the NAFTA rules (19 CFR Part 102) must be consulted. If any trade agreement shall goes into effect between the United States and Canada during the term of this Agreement, the parties shall comply with that agreement, its rules and regulations.
(iv)	Name of the person within your company who is responsible for the accuracy of the invoice.

5.3 Do not include tariff classification numbers on invoices unless they are numbers provided by or agreed to by Motus.

5.4 Invoices issued for Customs purposes should be identical in every way (including currency) to invoices sent to Motus for payment. Any exceptions require prior approval from Motus.

Schedule 1
COMMERCIAL INVOICE
REQUIREMENTS CHECKLIST

By statute (19 USC §1481) and by regulation (19 CFR §141.81-92), commercial invoices must provide the following information as described below:

Invoice Elements

[ ]	Date

[ ]	Port of Entry

[ ]	Names of buyer and seller of product. If applicable, name and address of foreign party invoicing the article.

[ ]	Name of employee of exporter with knowledge of transaction.

[ ]	Detailed description of product, including SKU, internal part number and product name. The description must be sufficient to determine the tariff classification of the goods. If available, also include any mark, number, symbol or trade name used by seller to the trade.

[ ]	Quantity (weight and measures)

[ ]	Purchase price

[ ]	Currency

[ ]	Terms of Sale

[ ]	All charges upon the product, itemized by name and amount. This should include freight, insurance, commission, packing costs, and inland freight to port of export, if applicable.

[ ]	Any discount, rebate, drawback or bounty.

[ ]	Any goods or services furnished for the production of the product.

[ ]	Country of origin.

[ ]	Number of packages.

Format Requirements

[ ]	Individual invoices must represent a single shipment.

[ ]	Original invoices need not be submitted. Photocopies are acceptable substitutes.

[ ]	Invoices must either be written in English or have an accurate translation attached to them.

[ ]	Required information must be written on invoice itself, or as an attachment.

[ ]	Where an entry includes multiple invoices, each invoice must be numbered sequentially, starting with the number “1”.

[ ]	Pages within an invoice must also be numbered sequentially.

[ ]	Any notation made by the broker on the commercial invoice must either be in blue or black ink, as other colors are reserved for the use of Customs personnel.

EXHIBIT C
EQUIPMENT PLACEMENT TERMS

1. Use and Location of Equipment.

(a) Motus hereby agrees to place, or has already placed, the Equipment on temporary loan to Sterling at Sterling’s manufacturing facility located at [***] (“Facility”) for the limited use by Sterling or within the terms of this Agreement. The Patties acknowledge and agree that the Equipment may only be used by Sterling in the manufacture of the Products for Motus pursuant to the Supply Agreement.

(b) Sterling shall not move or transfer the Equipment from its Facility, or make any alterations, additions or improvements to the Equipment not approved or recommended by Motus. Sterling shall keep the Equipment in a safe and secure location and use the Equipment in accordance with the Equipment operating manuals and instructions provided by Motus and attached to Schedule 1. Motus shall have the right, at reasonable times and after reasonable notice to Sterling, to enter the Facility to inspect or otherwise protect Motus’s interest in the Equipment and its rights hereunder.

(c) During the term of this Agreement, Sterling shall be responsible for making all repairs and replacements required to be made in order to maintain the Equipment in good condition, ordinary wear and tear excepted, and perform calibration and/or preventative maintenance on all Equipment per manufacturer (or Motus) suggested maintenance schedules, including as set forth in Schedule 2 attached hereto. Copies of documentation of calibration and/or preventative maintenance procedures shall be forwarded to Motus within five (5) business days of Motus’s request. Sterling shall be responsible for any loss of or damage to the Equipment resulting from its use, handling or storage of the Equipment while such Equipment is in the Facility or otherwise in Sterling’s control. Upon expiration or termination of the Supply Agreement or at Motus’s request, the Equipment shall be removed from the Facility and returned to Motus at Motus’s expense. Notwithstanding the foregoing provision, Motus may, at any time and for any reason, pick up or claim the Equipment from Sterling.

(d) The Patties agree that additional items of equipment purchased by Motus and placed at Sterling from time to time for use in the manufacture of the Products may be added to the “Equipment” as that term is defined herein by supplements to Schedule 1. Such additional Equipment shall be subject to the terms and conditions of this Agreement unless otherwise specifically agreed to by the Parties in writing.

2. Ownership of Equipment.

During the term of this Agreement (and until Motus’s retrieval of the Equipment), Sterling agrees as follows: (a) Sterling shall not sell, transfer, pledge, hypothecate or allow any lien or other encumbrance of the Equipment, and shall defend Motus’s right, title, and interest in and to the Equipment as to any lien, interest or encumbrance created by or through Sterling; (b) Sterling will allow the Equipment to be used only by competent employees or other parties in a careful manner solely in the manner for which such Equipment was intended to be used; (c) Sterling shall have possession of the Equipment only and title to such Equipment shall be and remain in Motus’s name at all times; (d) if and to the extent Contractor is deemed to have any rights or interest in the Equipment, Sterling hereby grants to Motus, its successors and assigns, a security interest in all of Sterling’s rights and interest in the Equipment, now existing or hereafter arising, all additions to the Equipment and all proceeds of the foregoing. Such security interest shall secure all of Motus’s rights and interest in the Equipment, Motus’s rights under this Agreement, and Sterling’s performance of its obligations under this Agreement. Sterling authorizes Motus to file financing statements disclosing Motus’s interest in the Equipment. Sterling shall provide Motus with at least forty-five (45) days’ prior written notice of any change to its principal place of business or state of organization or incorporation; (e) Sterling will promptly pay all taxes, assessments and other governmental charges levied or assessed upon the use or operation of the Equipment by Sterling; and (t) Sterling shall, at all times, comply with all applicable laws, ordinances, regulations and standards applicable to the Equipment or the installation, use or operation thereof. Unless Motus has already done so, Sterling will firmly affix to the Equipment, in a conspicuous place, decals or other markings showing Motus as owner of the Equipment. Sterling shall replace any such markings that become defaced.

3. Disclaimer of Warranties.

The Equipment is being provided for the use of Sterling as an accommodation to Sterling. Motus makes no representations or warranties as to the condition or operation of the Equipment.

4. Survival.

The operation of this Agreement shall continue for so long as the Equipment has not been returned to Motus hereunder.

SCHEDULE 1

EQUIPMENT LIST

[***]

Note: Also attach copies of equipment manuals of operation, maintenance, etc.

SCHEDULE 2

CALIBRATION AND PREVENTATIVE MAINTENANCE SCHEDULE

[***]

EXHIBIT D

Fees for Services

Unless otherwise stated in an applicable SOW, the following Fee Schedule shall apply to the Services provided by Sterling to Motus under this Agreement:

Program management	[***]
Mechanical /Quality Engineering	[***]
Technical Writing	[***]
Expenses, disbursements, and travel cost	[***]

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